EXHIBIT 11



AMERICAN GAMING & ENTERTAINMENT, LTD.

COMPUTATION OF EARNINGS (LOSS) PER SHARE



				 Three Months Ended		Six Months Ended
        	                June 30,	                June 30,

                            1998          1997          1998          1997
                            ____          ____          ____          ____


Weighted average number
of shares for computation  12,532,102    12,532,102    12,532,102  12,532,102
                           ==========    ==========    ==========  ==========

Net loss                  $(1,943,000)  $(1,687,000)  $(3,854,000) ($3,662,000)

Dividends and accretion
on preferred stock            467,000        467,000     933,000       933,000
                              _______        _______     _______      _______

Net loss for common
stockholders              $(2,410,000)  $(2,154,000)  $(4,787,000) ($4,595,000)
                          ============  ============  ============ ============
Loss for common
stockholders per common
share                     $(0.19)       $(0.17)       $(0.38)       $(0.37)
                          ===========   ===========   ===========  ===========